UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 7, 2014

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	010306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (203) 358-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.02 Results of Operations and Financial Condition.

The information set forth under this Item 2.02 (Results of Operations and Financial Condition) is intended to be furnished. Such information, including the Exhibit attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

On August 7, 2014, Independence Holding Company issued a news release announcing its 2014 Second-Quarter and Six-Month results, a copy of which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)

Exhibits:

Exhibit 99.1

News Release of Independence Holding Company dated August 7, 2014: Independence Holding Company Announces 2014 Second-Quarter and Six-Month Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY

(Registrant)

By: Teresa A. Herbert /s/ Teresa A. Herbert Teresa A. Herbert Senior Vice President and Chief Financial Officer	Date:	August 8, 2014

INDEPENDENCE HOLDING COMPANY	CONTACT: ADAM VANDERVOORT
96 CUMMINGS POINT ROAD	(646) 509-2156
STAMFORD, CONNECTICUT 06902	www.IHCGroup.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

2014 SECOND-QUARTER AND SIX-MONTH RESULTS

Stamford, Connecticut, August 7, 2014. Independence Holding Company (NYSE: IHC) today reported 2014 second-quarter and six-month results.

Financial Results

Net income attributable to IHC increased to $.22 per share, diluted, or $3,848,000, for the three months ended June 30, 2014 compared to $.21 per share, diluted, or $3,691,000, for the three months ended June 30, 2013. Net income attributable to IHC decreased to $.43 per share, diluted, or $7,549,000, for the six months ended June 30, 2014 compared to $.47 per share, diluted, or $8,392,000, for the six months ended June 30, 2013.

 Revenues decreased to $136,019,000 for the three months ended June 30, 2014 compared to revenues for the three months ended June 30, 2013 of $151,900,000. Revenues decreased to $277,091,000 for the six months ended June 30, 2014 compared to revenues for the six months ended June 30, 2013 of $289,782,000. The decrease in revenues for both the second quarter and the first six months of 2014 is primarily due to the runoff of major medical business from lines that we exited largely as a result of the requirements of the Affordable Care Act (“ACA”), offset in part by an increase in medical stop-loss and specialty health premiums.

Chief Executive Officer’s Comments

Roy Thung, Chief Executive Officer, commented, “We are pleased with the continued growth in earned premium and significantly increased earnings for medical stop-loss, by far our largest line of business, for the second quarter and first six months of the year.  We attribute these positive developments to enhanced sales efforts in our direct business, focused underwriting and a general expansion of the market as new employer groups migrate to self-funding from fully insured in response to health care reform.  We expect continued improvement in this line of business, as evidenced by the 32% growth in our direct business written in the twelve months ended July 31, 2014, while maintaining consistent profit margins on a growing premium base.

Our specialty health business increased significantly in the first six months of 2014 compared to last year; however, our fully insured segment continued to be adversely affected by the ACA, including the runoff of major-medical business and the health insurance tax. This adversely impacted the 2014 second quarter by approximately $1.6 million and the first six months of 2014 by approximately $3.5 million.  In addition, the Company recorded $1.2 million in amortization of deferred loss in connection with the assumption of certain ceded annuity policies from the prior year’s coinsurance agreement. Our overall investment portfolio continues to be very highly rated (on average, AA) and has a duration of approximately six years. Our book value was $16.18 per share at June 30, 2014, an increase of 6% over the book value per share at December 31, 2013, and our total stockholders’ equity is $282 million at June 30, 2014 compared to $269 million at December 31, 2013. Through August 1, 2014, we have repurchased 250,559 shares of IHC stock for $3.3 million at an average price of $13.35 per share.

We are optimistic that our operating results for the balance of this year will compare favorably to the comparable period in 2013, largely as a result of the continuing growth in premiums and income from our direct medical stop-loss line of business and of the transition of our fully insured division to being principally a specialty health insurance operation with controlled distribution and higher-margin lines of business.  We expect the adverse consequences of the ACA to gradually decline over the next six months and be largely complete by the end of this year.”

About Independence Holding Company

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through its insurance company subsidiaries (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company) and its marketing and administrative affiliates.  Standard Security Life markets medical stop-loss, group major and limited medical, short-term medical, group long-term and short-term disability and life, group and individual dental, vision and various supplemental products. Madison National Life sells group life and disability, group major and limited medical, group and individual dental, individual life insurance and various supplemental products. Independence American offers pet insurance, non-subscriber occupational accident, short-term medical, medical stop-loss, group and individual dental and various supplemental products. IHC owns certain subsidiaries through its majority ownership of American Independence Corp. (NASDAQ: AMIC), which is a holding company principally engaged in the insurance and reinsurance business.

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management's views with respect to future events and financial performance.  Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the Securities and Exchange Commission.  IHC expressly disclaims any duty to update its forward-looking statements or earnings guidance, and does not undertake to provide any such guidance in the future.

INDEPENDENCE HOLDING COMPANY

SECOND QUARTER REPORT

June 30, 2014

(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

REVENUES:
Premiums earned	$121,135	$125,465	$244,405	$242,833
Net investment income	5,434	7,002	11,235	15,003
Fee income	3,861	6,039	13,200	12,581
Other income	1,070	1,659	2,181	3,011
Net realized investment gains	4,519	11,735	6,070	16,354

	136,019	151,900	277,091	289,782

EXPENSES:
Insurance benefits, claims and reserves	83,263	89,276	168,572	174,736
Selling, general and administrative expenses	44,947	44,862	93,082	87,742
Amortization of deferred acquisitions costs	1,189	10,948	2,471	12,388
Interest expense on debt	337	490	818	977

	129,736	145,576	264,943	275,843

Income before income taxes	6,283	6,324	12,148	13,939
Income taxes	2,403	2,166	4,263	4,741

Net income	3,880	4,158	7,885	9,198
Less: income from noncontrolling interests
in subsidiaries	(32)	(467)	(336)	(806)

NET INCOME ATTRIBUTABLE TO IHC	$3,848	$3,691	$7,549	$8,392

Basic income per common share	$.22	$.21	$.43	$.47

WEIGHTED AVERAGE SHARES OUTSTANDING	17,485	17,753	17,553	17,836

Diluted income per common share	$.22	$.21	$.43	$.47

WEIGHTED AVERAGE DILUTED SHARES
OUTSTANDING	17,657	17,805	17,709	17,922

As of August 1, 2014, there were 17,417,586 common shares outstanding, net of treasury shares.

INDEPENDENCE HOLDING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	June 30,	December 31,
	2014	2013

ASSETS:
Investments:
Short-term investments	$50	$50
Securities purchased under agreements to resell	19,260	22,594
Trading securities	11,600	7,125
Fixed maturities, available-for-sale	571,727	542,287
Equity securities, available-for-sale	12,962	11,803
Other investments	25,599	25,123
Total investments	641,198	608,982

Cash and cash equivalents	26,631	24,229
Deferred acquisition costs	30,106	29,777
Due and unpaid premiums	59,282	59,435
Due from reinsurers	331,649	380,229
Premium and claim funds	39,235	37,353
Goodwill	50,318	50,318
Other assets	60,446	78,712

TOTAL ASSETS	$1,238,865	$1,269,035

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Policy benefits and claims	$233,992	$237,754
Future policy benefits	283,036	287,449
Funds on deposit	234,863	274,826
Unearned premiums	12,639	12,423
Other policyholders' funds	22,629	25,129
Due to reinsurers	37,833	37,113
Accounts payable, accruals and other liabilities	77,681	71,889
Debt	6,000	6,000
Junior subordinated debt securities	38,146	38,146

TOTAL LIABILITIES	946,819	990,729

STOCKHOLDERS’ EQUITY:
IHC STOCKHOLDERS' EQUITY:
Preferred stock (none issued)	-	-
Common stock	18,529	18,524
Paid-in capital	126,899	126,239
Accumulated other comprehensive loss	(1,519)	(10,472)
Treasury stock, at cost	(11,039)	(8,169)
Retained earnings	149,555	142,669

TOTAL IHC STOCKHOLDERS’ EQUITY	282,425	268,791
NONCONTROLLING INTERESTS IN SUBSIDIARIES	9,621	9,515

TOTAL EQUITY	292,046	278,306

TOTAL LIABILITIES AND EQUITY	$1,238,865	$1,269,035